Exhibit 10.14.4

Date:	December 5, 2011

To:	Management Metric Based Bonus (MBB) Participants

From:	Jim Lejeal

Regarding:	Q4-2011 (FYE 1/31/2012) MBB Algorithm

The Rally Management Metric Based Bonus for Q4 2011 will be attached to company performance against total product bookings.

The intent is to align the company management with the sales team’s bookings objectives.

Goal:   Achieve the Company’s Q4 “assigned quota” (aka “Don’s number”) Total Product Bookings Sales Goal:

Company Quota Amount Budget:

New Product Bookings	$5,000,000
Renewal Product Bookings	$9,750,000
Total Product Bookings	$14,750,000

Payment Structure:

The payment structure is different than prior quarters and allows for significantly more upside as follows:

•                  We will continue to have a 90% new bookings threshold to trigger the quarterly MBB at 90%, then

•                  100% of total product bookings will equate to a 100% payment of the quarterly MBB

•                  104% of total product bookings will equate to a 104% payment of the quarterly MBB

•                  105% of total product bookings will equate to a 125% payment of the quarterly MBB

•                  109% of total product bookings will equate to a 129% payment of the quarterly MBB

•                  110% of total product bookings will equate to a 176% payment of the quarterly MBB

•                  115% of total product bookings will equate to a 184% payment of the quarterly MBB

•                  120% of total product bookings will equate to a 192% payment of the quarterly MBB

•                  125% of total product bookings will equate to a 200% payment of the quarterly MBB (consistent with previous quarters the capped total award is at 125%)

•                  “Tiers” are linear and percentages in between will have a proportionate payment (by way of example 108% will pay out at 128%)

Anticipated Payout Date:

2 to 3 pay periods after close of quarter